Exhibit 10.6.3
December 5, 2008
Western Forest Products Inc.
3rd Floor, 435 Trunk Road
Duncan, British Columbia
V9L 2P9

Attention:	Mr. Neil Stevens
Vice-President, Fibre Supply
Dear Neil:
Title to Pulp Logs
We confirm that we are prepared to amend the Chip and Log Supply Agreement made as of the 8th day of June, 1998 now between Western Forest Products Inc. and Catalyst Paper to provide for transfer of title to Pulp Logs when payment is made.
To achieve this change the Agreement should be amended by deleting the existing Section 7.2 of the Agreement and substituting the following:
“7.2 Delivery of Pulp Logs sold to Catalyst Paper under this Agreement shall be deemed to have been completed, and title to, all rights of property in, and all risk of loss or damage or destruction to Pulp Logs shall pass to Catalyst Paper at such time that the Pulp Logs are paid for by Catalyst Paper.”
Please confirm your agreement with the above amendment by signing and returning the enclosed copy of this letter.

Yours very truly,

Confirmed and agreed this day of December, 2008:

Western Forest Products Ltd.

Mike Thompson Director, Fibre Supply

Per:

Signature

Name and Title